Exhibit 15




November 10, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



We are aware that Ideon Group, Inc. has included our report dated October 23, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No.
71) in the Prospectus constituting part of the Registration Statements on Forms S-3 and S-8 (Nos. 33-39023, 33-48317, 33-51439, 33-55581, 33-55585, 33-57071,
33-59247  and  33-59249)  filed on or about  February  14,  1991,  June 2, 1992,
December 15, 1993, September 22, 1994, December 23, 1994 and May 11, 1995.

We are also aware of our responsibilities under the Securities Act of 1933.




PRICE WATERHOUSE LLP
Tampa, Florida